Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: July 6, 2017

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell (918) 573-7308	Brett Krieg (918) 573-4614

Williams Partners Completes Sale of Interests in the Geismar Olefins

Facility to NOVA Chemicals for $2.1 Billion; Enters into Long-Term

Feedstock Supply and Transportation Agreements with NOVA Chemicals

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) announced today that it has completed the sale of all of its membership interest in Williams Olefins L.L.C., which owns an 88.46 percent undivided ownership interest in the Geismar, Louisiana, olefins plant and associated complex, to NOVA Chemicals for $2.1 billion in cash, subject to a working capital adjustment.

Additionally, Williams Partners subsidiaries have entered into long-term supply and transportation agreements with NOVA Chemicals to provide feedstock to the Geismar olefins plant via Williams Partners’ ethane pipeline system in the U.S. Gulf Coast. These agreements will secure a meaningful long-term fee-based revenue stream for the partnership.

“Completing this successful transaction represents another important step in our natural gas-focused business strategy to deliver predictable long-term growth as we reduce our commodity-margin exposure,” said Alan Armstrong, chief executive officer of Williams Partners’ general partner. “Around 97 percent of our gross margins will now come from predictable fee-based sources, including the previously announced new long-term supply and transportation agreements with NOVA. We look forward to supporting NOVA’s strategy in the Gulf Coast with our highly reliable ethane pipeline system as part of this win-win transaction and agreement for both companies.”

Williams Partners plans to use the cash proceeds from the Williams Olefins transaction to pay off its $850 million term loan and to fund a portion of the capital and investment expenditures that are a part of the partnership’s extensive growth portfolio. The Williams Companies, Inc. (NYSE: WMB) expects that for federal tax purposes, any taxable gain generated from the transaction will be sheltered by tax losses carried forward.

Morgan Stanley & Co. LLC acted as the lead financial adviser to Williams Partners on the transaction. Centerview Partners LLC acted as a co-adviser to Williams Partners on the transaction. Gibson, Dunn & Crutcher LLP and Kean Miller LLP served as legal advisers to Williams Partners on the transaction.

About Williams & Williams Partners

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

About NOVA Chemicals

NOVA Chemicals develops and manufactures chemicals and plastic resins that make everyday life safer, healthier and easier. Our employees work to ensure health, safety, security and environmental stewardship through our commitment to sustainability and Responsible Care®. NOVA Chemicals, headquartered in Calgary, Alberta, Canada, is wholly-owned ultimately by Mubadala Investment Company of the Emirate of Abu Dhabi, United Arab Emirates.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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